Steel Connect Reports Financial Results
for the First Quarter of Fiscal Year 2020

WALTHAM, Mass. (December 10, 2019) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN), today announced financial results for its first quarter of fiscal year 2020 ended October 31, 2019.

First Quarter Financial Highlights

•	Net revenue for the first quarter of fiscal year 2020 increased $10.0 million to $225.2 million, compared to $215.1 million for the same quarter in the prior year.

•	Gross margin increased 190 basis points to 19.7% for the first quarter of fiscal year 2020, compared to 17.8% for the same quarter in the prior year.

•	Operating income for the first quarter of fiscal year 2020 increased $11.2 million to $14.7 million, compared to $3.5 million for the same quarter in the prior year.

•	Net cash provided by operating activities was $22.4 million for the first quarter of fiscal year 2020, compared to $2.5 million for the same quarter in the prior year.

•	Adjusted EBITDA for the first quarter of fiscal year 2020 increased $4.2 million to $22.8 million, compared to $18.6 million for the same quarter in the prior year.

The Company is presenting EBITDA and Adjusted EBITDA to assist investors with their understanding of the Company's results of operations and financial condition. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of EBITDA and Adjusted EBITDA.

Executive Commentary

Warren Lichtenstein, Executive Chairman and Interim Chief Executive Officer of the Company stated, "Our fiscal first quarter results show continued improvements in both our ModusLink and IWCO Direct businesses. For the first quarter, we delivered growth in revenues and operating income in each business. We remain focused on driving efficiencies at both ModusLink and IWCO Direct, leveraging the Steel Business System and SteelGrow, and continue to believe additional savings and synergies will be realized over time. These efficiencies resulted in $11.2 million and $4.2 million quarter-over-quarter improvements in operating income and Adjusted EBITDA, respectively. We continue to drive positive changes to enhance our organization, support our customers and deliver increased shareholder value."

First Quarter Financial Summary

Net Revenue
The Company reported net revenue of $225.2 million for the quarter ended October 31, 2019, compared to $215.1 million for the same quarter in the prior year, an increase of $10.0 million. Revenue in the Direct Marketing segment for the quarter ended October 31, 2019 was $133.0 million, compared to $128.1 million for the same quarter in the prior year. The increase was primarily related to an increase in the average price per package mailed, partially offset by lower volume. The Company's Supply Chain business reported total revenue of $92.2 million for the quarter ended October 31, 2019, compared to $87.0 million for the same quarter in the prior year. The increase was primarily related to an increase in revenue associated with clients in the computing market, offset partially by decreased revenues from clients in the consumer electronics and consumer products industries.

Operating Income
The Company reported operating income for the quarter ended October 31, 2019 of $14.7 million, compared to $3.5 million for the same quarter in the prior year, an improvement of $11.2 million or 316.9%. The $11.2 million improvement was primarily related to an improvement in gross margin, as well as lower selling, general and administrative expenses, primarily attributable to a $6.4 million correction of an overstatement in our July 31, 2019 accrual for certain tax-related liabilities.

Adjusted EBITDA
The Company reported Adjusted EBITDA of $22.8 million for the quarter ended October 31, 2019, compared to Adjusted EBITDA of $18.6 million in the same quarter in the prior year, an improvement of $4.2 million.

About Steel Connect, Inc.

Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, ModusLink Corporation and IWCO Direct, that have market-leading positions in supply chain management and direct marketing.

ModusLink Corporation provides supply chain business management services to many of the world's great brands across a diverse range of industries, including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury goods. With experience and expertise in packaging, kitting and assembly, fulfillment, digital commerce, reverse logistics, as well as a global footprint spanning the Americas, Europe, and the Asia-Pacific region, the Company's adaptive approach to supply chain services helps to drive growth, lower costs and improve profitability.

IWCO Direct is a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. The company's full range of services includes strategy, creative and execution for omnichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics strategies for direct mail. The company is ISO/IEC 27001 Information Security Management System (ISMS) certified through BSI, reflecting its commitment to data security.

For details on ModusLink Corporation's solutions visit www.moduslink.com, read the Company's blog for supply chain professionals, and follow on LinkedIn, Twitter, Facebook, and YouTube.

For details on IWCO Direct visit www.iwco.com, read the Company's blog, "SpeakingDIRECT," or follow on LinkedIn and Twitter.

Steel Connect, ModusLink and IWCO Direct are registered trademarks of Steel Connect, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

The Company's Restated Certificate of Incorporation includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). Pursuant to the tax plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the tax plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a 4.99-percent stockholder, each holder of a right (other than the 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the Securities and Exchange Commission ("SEC").

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA and Adjusted EBITDA, non-GAAP financial measures, to assess its performance. EBITDA represents earnings before interest income, interest expense, income tax expense, depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, executive severance and employee retention, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net, adjustments related to certain tax liabilities, and (gains) losses on investments in affiliates.

We believe that providing EBITDA and Adjusted EBITDA to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of incentive compensation for executive officers and other key employees based on operating performance, and evaluating short-term and long-term operating trends in our core business segments. We believe that EBITDA and Adjusted EBITDA financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

See the EBITDA and Adjusted EBITDA reconciliation included in the financial tables of this release.

Forward-Looking Statements and Use of Non-GAAP Measures

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company's ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; the Company's ability to repay indebtedness; failure to realize expected benefits of restructuring and cost-cutting actions; the Company's ability to preserve and monetize its net operating losses; difficulties integrating technologies, operations and personnel in accordance with the Company's business strategy; client or program losses; demand variability with clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; failure to settle disputes and litigation on terms favorable to the Company; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com

– Tables to Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 31, 2019	July 31, 2019
Assets:
Cash and cash equivalents	$41,214	$32,548
Accounts receivable, trade, net	113,817	112,141
Inventories, net	25,810	23,674
Funds held for clients	17,166	13,516
Prepaid expenses and other current assets	34,845	31,445
Total current assets	232,852	213,324
Property and equipment, net	89,645	91,268
Goodwill	257,128	257,128
Other intangible assets, net	155,241	162,518
Other assets	62,648	7,325
Total assets	$797,514	$731,563

Liabilities:
Accounts payable	$95,091	$85,898
Accrued expenses	108,354	112,658
Funds held for clients	17,166	13,516
Current portion of long-term debt	5,732	5,732
Other current liabilities	49,032	39,046
Total current liabilities	275,375	256,850
Convertible Notes payable	7,852	7,432
Long-term debt, excluding current portion	367,072	368,505
Other long-term liabilities	54,891	10,898
Total liabilities	705,190	643,685

Contingently redeemable preferred stock	35,187	35,186

Total stockholders' equity	57,137	52,692

Total liabilities, contingently redeemable preferred stock and stockholders' equity	$797,514	$731,563

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended October 31,
	2019	2018	Fav (Unfav)
Net revenue:
Services	$92,150	$87,039	5.9%
Products	133,003	128,094	3.8%
Total net revenue	225,153	215,133	4.7%
Cost of revenue	180,907	176,933	(2.2)%
Gross profit	44,246	38,200	15.8%
	19.7%	17.8%
Operating expenses:
Selling, general and administrative	22,227	26,565	16.3%
Amortization of intangible assets	7,277	8,099	10.1%
Total operating expenses	29,504	34,664	14.9%
Operating income	14,742	3,536	316.9%
Other expenses, net	(8,595)	(9,790)	12.2%
Income (loss) before income taxes	6,147	(6,254)	198.3%
Income tax expense	1,355	1,131	(19.8)%
Gains on investments in affiliates, net of tax	—	(20)	(100.0)%
Net income (loss)	4,792	(7,365)	165.1%

Less: Preferred dividends on redeemable preferred stock	(536)	(536)	—%
Net income (loss) attributable to common stockholders	$4,256	$(7,901)	153.9%

Basic net earnings (loss) per share attributable to common stockholders	$0.07	$(0.13)
Diluted net earnings (loss) per share attributable to common stockholders	$0.06	$(0.13)

Weighted average common shares used in:
Basic earnings (loss) per share	61,401	60,712
Diluted earnings (loss) per share	86,006	60,712

Steel Connect, Inc. and Subsidiaries
Reconciliation of Selected Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

Net income (loss) to Adjusted EBITDA:

	Three Months Ended October 31,
	2019	2018
Net income (loss)	$4,792	$(7,365)

Interest income	(16)	(323)
Interest expense	9,169	11,057
Income tax expense	1,355	1,131
Depreciation	5,589	5,533
Amortization of intangible assets	7,277	8,099
EBITDA	28,166	18,132

Executive severance and employee retention	310	—
Share-based compensation	176	792
Loss on sale of long-lived assets	30	—
Impairment of long-lived assets	10	—
Unrealized foreign exchange losses (gains)	190	(249)
Other non-cash gains, net	(94)	(28)
Adjustments related to certain tax liabilities	(5,945)	—
Gains on investments in affiliates	—	(20)
Adjusted EBITDA	$22,843	$18,627